Exhibit 99.1

General Moly, Inc. — NYSE Amex and TSX: GMO

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

GENERAL MOLY ANNOUNCES SIGNIFICANT MILESONE IN MT. HOPE PERMITTING EFFORT

LAKEWOOD, COLORADO — June 23, 2010, General Moly (NYSE Amex and TSX: GMO) announced that it received contingent approval by the Bureau of Land Management (BLM) of the Company’s hydrology modeling study, pending incorporation of final comments from the BLM and cooperating agencies, paving the way for the drafting of the Preliminary Draft Environmental Impact Statement (PDEIS).  Incorporation of the final hydrology study comments, which are minor in nature, is anticipated to be completed this week.

Bruce D. Hansen, Chief Executive Officer, said, “This is a major milestone for General Moly.  Development of these final hydrology studies has essentially delayed the Mt. Hope permitting process for over 15 months and has required more time in review than we anticipated.  We will continue to drive the permitting schedule as quickly as possible and anticipate publication of the DEIS later this year.”

The Company anticipates that the PDEIS will be completed next month and provided to Cooperating Agencies (County of Eureka, Nevada Department of Wild Life, and National Park Service).  Following a 25 business-day review period, the BLM will revise the document to accommodate comments from the Cooperating Agencies and develop the public DEIS, which the Company anticipates being published later this year.  Following publication of the DEIS, the public will be allowed to review and comment on the DEIS and a Final EIS will be drafted prior to the issuance of the Record of Decision (ROD), which the Company anticipates by mid-2011.  Initial production is anticipated to occur in the first half of 2013.

Water Rights Update

Last week, the Company filed change applications with the State Engineer’s office requesting permits to withdraw water at well locations matching those incorporated in the Company’s final hydrology models now contingently approved by the BLM.  The applications previously granted by the State Engineer’s office contained proposed well locations that the Company no longer intends to utilize based on additional groundwater modeling and exploration.  Filing new change applications to match those incorporated in the Company’s final hydrology reports submitted to the BLM eliminates one issue raised by the County of Eureka in their appeal of the Company’s water rights and reduces the likelihood of a subsequent successful appeal.

A necessary publication and protest period will likely push the State Engineer’s water hearing to the later part of this year; however, the Company remains confident that it has every right to be granted access to water for the Mt. Hope project and that such action will be completed prior to initiation of construction activities at the project.

The Company is also continuing work with the Commissioners of Eureka County and the growers in Diamond Valley to find a solution to their opposition of the Company’s water applications.  The Company’s scientific studies continue to indicate that Mt. Hope’s water pumping in Kobeh Valley will have virtually no impact to water in Diamond Valley.

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General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE Amex (formerly the American Stock Exchange) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the next decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information — General Moly:

Investors — Seth Foreman	(303) 928-8591	sforeman@generalmoly.com
Business Development — Greg McClain	(303) 928-8601	gmcclain@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain required permits to commence production and its ability to raise required financing, adverse governmental regulation and judicial outcomes.  The closing of the Hanlong transaction and obtaining bank financing are subject to a number of conditions precedent that may not be fulfilled.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.